STATE OF DELAWARE
CERTIFICATE OF TRUST

This Certificate of Trust of GLOBAL CHARTIST FUND, a statutory trust (the "Trust") which proposes to register under the Investment Company Act of 1940, as amended (the "1940 Act"), filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code § 3801 et seq.), sets forth the following:

First:                      The name of the Trust is GLOBAL CHARTIST FUND.

Second:                      As required by 12 Del. Code §§ 3807(b) and 3810(a)(1)(b), the name and business address of the Trust's Registered Agent for Service of Process and the address of the Trust's Registered Office are:

Resident Agent	Address of Trust's Registered Office and Business Address of Registered Agent
Corporation Service Company	2711 Centerville Road, Suite 400, Wilmington, Delaware 19808

The name and business address of the initial trustee of the Trust is as follows:

Name	Business Address
Bryan McKigney	Oppenheimer Asset Management Inc. 200 Park Avenue, 24th Floor New York, New York, 10166

Third:                     The nature of the business or purpose or purposes of the Trust as set forth in its governing instrument is to conduct, operate and carry on the business of a management investment company registered under the 1940 Act through one or more series of shares of beneficial interest, investing primarily in securities.

Fourth:                   Notice is given, pursuant to 12 Del. Code § 3804, that the governing instrument of the Trust provides for the creation of one or more series as provided in 12 Del. Code § 3806(b)(2), and that separate and distinct records will be maintained for any such series and that the assets associated with each such series are held and accounted for separately from the other assets of the Trust, or any other series thereof, and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series.

Fifth:                      The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change or repeal any provision contained in this Certificate of Trust, in any manner now or hereafter prescribed by statute.

Sixth:                     This Certificate of Trust shall become effective immediately upon its filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the initial trustee of GLOBAL CHARTIST FUND, has duly executed this Certificate of Trust as of this 19th day of July, 2011.

/s/Bryan McKigney
Bryan McKigney
as Trustee and not individually